                                   EXHIBIT 11

                     COMPUTATION OF NET EARNINGS PER COMMON
                           AND COMMON EQUIVALENT SHARE
                 For the nine months ended May 31, 1995 and 1994

                                                         May          May
                                                         1995         1994

EARNINGS PER SHARE:
  Shares

    Average shares outstanding                        5,157,731    5,140,385

    Net average additional shares outstanding
    assuming dilutive stock options exercised
    and proceeds used to purchase treasury stock
    at average market price                             82,784        77,196

    Average number of common and common
    equivalent shares outstanding                    5,240,515     5,217,581

  Net Earnings

    Net earnings for primary earnings per share     $11,886,000   $9,406,000

  Earnings Per Share                                     $2.27         $1.80

                                   EXHIBIT 11

                     COMPUTATION OF NET EARNINGS PER COMMON
                           AND COMMON EQUIVALENT SHARE
                For the three months ended May 31, 1995 and 1994

                                                         May          May
                                                         1995         1994

EARNINGS PER SHARE:
  Shares

    Average shares outstanding                        5,169,684    5,142,026

    Net average additional shares outstanding
    assuming dilutive stock options exercised
    and proceeds used to purchase treasury stock
    at average market price                             96,521        96,391

    Average number of common and common
    equivalent shares outstanding                    5,226,205     5,238,417

  Net Earnings

    Net earnings for primary earnings per share      $5,351,000   $2,237,000

  Earnings Per Share                                     $1.02         $0.43